As filed with the Securities and Exchange Commission on June 3, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BGM Group Ltd

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

No. 152 Hongliang East 1st Street, No. 1703

Tianfu New District, Chengdu, 610200

People’s Republic of China

Telephone: 86-028-64775180

(Address, Including Zip Code, of Principal Executive Offices)

BGM Group Ltd

2025 Equity Incentive Plan

(Full Title of the Plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

+1 (302) 738-6680

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Yu Wang, Esq.

Han Kun Law Offices LLP

Room 4301-10, 43/F, Gloucester Tower

The Landmark, 15 Queen’s Road Central

Hong Kong

+852-2820-5656

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed by BGM Group Ltd (the “Registrant”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), in order to register 13,000,000 Class A ordinary shares with par value $0.00833335 per share (the “Class A Ordinary Shares”), issuable pursuant to the 2025 Equity Incentive Plan (the “Plan”) adopted by the board of directors (the “Board”) of the Registrant.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents previously filed or furnished by the Registrant with the Securities and Exchange Commission (“SEC”) are incorporated herein by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 20-F for its fiscal year ended September 30, 2024, filed with the SEC on January 27, 2025, as amended by the Amendment No. 1, Amendment No. 2 and Amendment No. 3 to its Annual Report on Form 20-F/A filed with the SEC on February 6, 2025, April 3, 2025 and May 8, 2025 respectively;

(b)	The Registrant’s Current Report on Form 6-K, as filed with the SEC on February 28, 2025, March 19, 2025, March 28, 2025, April 22, 2025, April 28, 2025, May 6, 2025, May 20, 2025 and May 28, 2025;

(c)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by its Annual Report referred to in (a) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules); and

(d)	The description of the Company’s Securities contained in the Company’s Annual Report on Form 20-F for its fiscal year ended September 30, 2024, filed with the SEC on January 27, 2025.

Except to the extent such information is deemed furnished and not filed pursuant to the securities laws and regulations, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent specifically designated therein, reports on Form 6-K furnished by the Registrant to the SEC, in each case, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement (that indicates that all securities offered under this Registration Statement have been sold or that deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The Registrant’s third amended and restated memorandum and articles of association provide that its directors and officers shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person's own dishonesty in or about the conduct of the Registrant's business or affairs or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-234460), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement (See Exhibit Index below).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
3.1	The Third Amended and Restated Memorandum and Articles of Association (incorporated herein by reference to Exhibit 1.1 to our Current Report on Form 6-K filed with the SEC on October 22, 2024)

4.1	The Description of Securities contained in our Annual Report on Form 20-F for the fiscal year ended September 30, 2024, filed with the SEC on January 27, 2025

5.1*	Opinion of Harney Westwood & Riegels, regarding the legality of the Class A Ordinary Shares being registered

10.1*	2025 Equity Incentive Plan of BGM Group Ltd

23.1*	Consent of ZH CPA, LLC., an independent registered public accounting firm

23.2*	Consent of Enrome LLP, an independent registered public accounting firm

23.3*	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

107*	Filing Fee Table

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in China on June 3, 2025.

BGM Group Ltd

By:	/s/ Chen Xin
Name:	Chen Xin
Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Chen Xin as his/her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on June 3, 2025.

Name	Title

/s/ Chen Xin	Chief Executive Officer and Chairman of the Board of Directors
Chen Xin	(Principal Executive Officer)

/s/ Yaxuan Zhai	Chief Financial Officer
Yaxuan Zhai	(Principal Financial and Accounting Officer)

/s/ Waihua Xu	Independent Director
Waihua Xu

/s/ Lin Zhang	Independent Director
Lin Zhang

/s/ Maofan Tang	Independent Director
Maofan Tang

/s/ Furong Cao	Director
Furong Cao

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in Newark, Delaware, on June 3, 2025.

Authorized U.S. Representative

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director